Exhibit 5.01

First AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made and entered into effective as of April 9, 2025, by and among each Lender party hereto, PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), RICHARDSON ELECTRONICS, LTD., a Delaware corporation (the “Borrower”) and each Guarantor party hereto (the “Guarantor” and together with the Borrower, the “Loan Parties” and individually, a “Loan Party”).

R E C I T A L S:

1.
The Borrower, the Guarantors party thereto, the Lenders party thereto from time to time and the Administrative Agent are parties that that certain Credit Agreement, dated as of March 20, 2023, (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Defined terms used herein not otherwise defined shall have the meaning set forth in the Credit Agreement.
2.
The Borrower has informed the Administrative Agent and the Lenders that it desires to amend the Credit Agreement as set forth herein.
3.
The Administrative Agent and each Lender party hereto (constituting the Required Lenders) have agreed to amend the Credit Agreement as set forth herein.
4.
NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained herein, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.
Incorporation of Recitals. The aforesaid Recitals are hereby incorporated into this Amendment as if fully set forth in this Section 1.
2.
Amendments to Credit Agreement. Subject to the terms and conditions set forth in Section 3, Section 1.1 of the Credit Agreement is hereby amended by adding in alphabetical order or amending and restating in their entirety, as applicable, the following definitions to read as follows:

“Consolidated EBITDA” means, for any period of determination, the sum of the following determined on a consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Consolidated Net Income for such period plus (b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period: (i) all federal, state, local, withholding, franchise, foreign, state single business unitary and similar taxes, (ii) Consolidated Interest Expense, (iii) amortization, depreciation and other non‑cash charges (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), (iv)(I) for each of the four consecutive Measurement Periods commencing with the fiscal quarter ended March 1, 2025, the non-recurring non-cash loss resulting from the Richardson Healthcare Sale in an amount not to exceed $4,920,000 and (II) for each Measurement Period thereafter, non-recurring, unusual and extraordinary losses (excluding extraordinary losses from discontinued operations), charges and expenses; provided, that the amounts added back under this clause (iv)(II) when combined with amounts added back under clause (b) of the definition of “Pro Forma Basis”, shall not exceed twenty percent (20%) of Consolidated EBITDA for any measurement period (calculated before giving effect to such addbacks), (v) costs, fees and expenses in connection with the closing of this Agreement and the other Loan Documents (including all commitment and original fees, and all legal, accounting and other costs) and (vi) costs, fees and expenses incurred in connection with any amendment, restatement, consent, extension, waiver or supplement to, or modification of, this Agreement or any other Loan Document less(c) the sum of the following, without duplication, to the extent included in determining Consolidated Net Income for such period: (i) interest income, (ii) any extraordinary gains and (iii) non-cash gains or non-cash items increasing Consolidated Net Income. For purposes of this Agreement, Consolidated EBITDA shall be adjusted on a Pro Forma Basis for any period of measurement during which any Specified Transaction has occurred.

“Richardson Healthcare Purchase Agreement” means that certain Asset Purchase Agreement, dated as of January 24, 2025, by and between the Borrower, as seller, and DirectMed Imaging, LLC, as buyer.

“Richardson Healthcare Sale” means that certain Asset Disposition effected under the Richardson Healthcare Purchase Agreement.

3.
Effectiveness. This Amendment shall become effective upon receipt by the Administrative Agent of this Amendment duly executed by the Loan Parties, each Lender party hereto and the Administrative Agent.
4.
Representations and Warranties. In order to induce Administrative Agent and each Lender party hereto to enter into this Amendment, each Loan Party hereby represents and warrants that (a) the representations, warranties and agreements contained in Article 6 of the Credit Agreement and in the other Loan Documents are true and correct in all material respects (unless qualified by materiality or reference to the absence of a Material Adverse Change, in which event are true and correct), except to the extent that such representations and warranties specifically refer to an earlier date, in which case are true and correct as of such earlier date; (b) no Potential Default or Event of Default, exists on the date hereof, after giving effect to this Amendment; and (c) (i) this Amendment has been duly authorized, validly executed and delivered by each Loan Party, and (ii) this Amendment and the Credit Agreement, as amended by this Amendment, constitute, or will constitute, legal, valid and binding obligations of each Loan Party, enforceable against such Loan Party in accordance with its respective terms.
5.
Reaffirmation of Liability. Each Loan Party (i) reaffirms and acknowledges its respective liability and obligations to the Administrative Agent and the Lenders under the Credit Agreement and the other Loan Documents, as modified hereby and expressly agrees to be and remain liable under the terms of the Credit Agreement and each such Loan Document to which it is a party, in each case, in accordance with the terms thereof, and that, as of the date hereof, it has no defense, offset, deduction or counterclaim whatsoever against the Administrative Agent or any Lender or with respect to the Obligations relating to any such Loan Document and (ii) agrees that each reference to “Credit Agreement” in the Loan Documents to which it is a party shall be deemed to refer to the Credit Agreement as amended hereby and as the same may be further amended, restated, supplemented or otherwise modified from time to time.
6.
Offsets and Defenses. Each Loan Party hereby acknowledges and agrees that: (a) as of the date of this Amendment, there are no offsets, defenses or counterclaims to any Loan Party’s obligations under the Credit Agreement and the other Loan Documents, and each Loan Party hereby waives all offsets, defenses or counterclaims against the Administrative Agent and any Lender arising out of or in any way relating to the Credit Agreement and the other Loan Documents, including without limitation any covenant of good faith and fair dealing; (b) each Loan Party releases and forever discharges the Administrative Agent and each Lender, its servants, employees, directors, officers, attorneys, branches, affiliates, subsidiaries, successors and assigns and all persons, firms, corporations and organizations acting or who have acted in their behalf of and from all damage, loss, claims, demands, liabilities, obligations, actions and causes of action whatsoever (collectively, “Losses”) which they or any of them may now have or claim to have against the Administrative Agent and such Lender or any of the other persons or entities described in this clause (b) as of the date of this Amendment, and whether presently known or unknown, and of every nature and extent whatsoever on account of or in any way touching, concerning, arising out of or founded upon the Credit Agreement and the other Loan Documents, other than Losses arising solely from the willful misconduct or gross negligence as determined by a court of competent jurisdiction by final and nonappealable judgment of the Administrative Agent and such Lender or such other related persons; and (c) the Administrative Agent and such Lender are not in default under the Credit Agreement and the other Loan Documents with respect to any Loan Party.
7.
Entire Agreement. Each Loan Party acknowledges that: (a) there are no other agreements or representations, either oral or written, express or implied, relating to the amendments to the Credit Agreement and the other Loan Documents set forth herein and other provisions hereof that are not embodied in this Amendment; (b) this Amendment represents a complete integration of all prior and contemporaneous agreements and understandings of Administrative Agent, the Lenders and the Loan Parties relating to the matters set forth herein; and (c) all such agreements, understandings, and documents are hereby superseded by this Amendment.
8.
Full Force and Effect; Inconsistency. Except as herein modified, the terms, conditions and covenants of the Credit Agreement and the other Loan Documents shall remain unchanged and otherwise in full force and effect. In the event of an inconsistency between this Amendment and the Credit Agreement and/or the Loan Documents, the terms of this Amendment shall control.
9.
Governing Law. Section 12.11(a), Section 12.11(b), Section 12.11(c) and Section 12.11(d) of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.
10.
Construction. Section 1.2 of the Credit Agreement is hereby incorporated by reference, mutatis mutandis.
11.
Counterparts; Integration; Effectiveness; Electronic Execution. Section 12.10(a) and Section 12.10(b)of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.
12.
Recitals. The Recitals to this Amendment are incorporated herein as an integral part hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed pursuant to authority duly granted as of the date and year first written above.

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent and a Lender

By: ____________________________
Name:

Title:

BORROWER:

RICHARDSON ELECTRONICS, LTD.,

a Delaware corporation

By: ____________________________
Name:

Title:

GUARANTOR:

RICHARDSON INTERNATIONAL, INC., a Delaware corporation

By: ____________________________
Name:

Title: